Exhibit 99.1

NEWS

Contact: Steve Krause

MGE's Energy 2015 Plan ensures reliable energy future

MADISON, WIS., Jan. 19, 2006—Madison Gas and Electric (MGE) today announced its Energy 2015 Plan, which is another step forward in meeting our community's future energy needs. The comprehensive plan is reliable, economic and environmentally responsible and includes a balanced mix of energy efficiency, renewable energy and new clean-coal resources.

Highlights of Energy 2015 include:

•

Eliminate coal burning at Blount Generating Station Power Plant at the end of 2011. Blount will continue to run on natural gas.

•

Secure energy from new, clean-coal resources to help ensure an affordable, reliable energy supply mix.

•

Grow MGE's wind resources by 5 to 10 times.

•

Engage every customer in energy efficiency efforts to increase the conservation currently in our mix.

MGE has spent two years analyzing its options and believes this plan represents the best balance for serving our customers. The Energy 2015 Plan was informed by the series of "Community Energy Conversations" MGE held with its customers.

"This thorough, forward-looking plan will meet the Madison area's growing energy demands with a continued emphasis on energy efficiency, environmental stewardship and a balanced mix of energy supply," said Gary Wolter, Chairman, President and CEO. "For our energy future, we need a combination of renewable energy, energy efficiency and new reliable generation sources to serve one of the most vibrant local communities in our nation."

MGE will make significant changes at Blount which currently meets or exceeds all environmental regulations. However, future federal environmental regulations will require steep cuts in emissions from coal-fired power plants. MGE plans to discontinue coal use at Blount at the end of 2011 and retire the oldest, least-efficient part of the facility. The new federal environmental regulations would require substantial investments at Blount that would be expensive and problematic to site.

Blount will continue to burn natural gas, and the plant's 190-megawatt (MW) capacity will be reduced to 100 MW. MGE anticipates the Blount workforce will be reduced from 96 to 26 employees because fewer workers are needed to run a gas-fired facility. MGE is providing an unprecedented lead time to announce a facility change of this kind in our industry. MGE wants to give affected employees as much flexibility as possible and will work hard to reduce the number of layoffs by taking advantage of normal attrition.

MGE will secure replacement energy from purchase and/or investment in new clean-coal facilities to ensure a reliable, affordable mix of energy sources. Energy from these new plants will be cost-effective for our customers. The company also plans to increase its wind resources by 5 to 10 times and will explore other renewable generation sources.

The attachments further detail the specifics in our comprehensive plan.

Energy 2015 Overview

Blount Generating Station Fact Sheet

MGE generates and distributes electricity to nearly 134,000 customers in Dane County and purchases and distributes natural gas to nearly 133,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

Energy 2015 Overview

MGE is this community’s energy company. As such, we have a responsibility to plan for and supply reliable, affordable electricity in a way that recognizes this community’s unique needs and values. Looking out to 2015, this plan represents the next steps we are taking to continue to provide energy for this community. We believe our plan is reliable, economic, and environmentally responsible.

Over the last year and a half, we invited all of our customers to join us in one of more than two dozen Community Energy Conversations about planning for our future energy needs. These “conversations” are unprecedented in our industry. The decisions of our Energy 2015 Plan are informed by what we heard. This plan reflects our best balance of options to respond to the variety of needs, values, and concerns of the customers and communities we serve.

ENERGY 2015 PLAN

To accomplish our Energy 2015 Plan we commit to the following:

-

have adequate resources to meet this community’s energy needs;

-

eliminate coal burning in our Blount Generating Station at the end of 2011;

-

secure energy from new, clean-coal resources to help ensure an affordable, reliable supply mix;

-

grow our wind resources by 5 to 10 times;

-

aggressively engage every customer in energy efficiency efforts to increase the conservation currently in our mix;

-

expand our peak load control programs as needed to help manage future growth and future costs;

-

advance our tradition of giving customers choice by collaborating with customer groups (e.g., the Citizens Utility Board) to create new, innovative pricing programs;

-

embrace the future with demonstrations of new, cutting-edge technology.

SPECIFIC INITIATIVES

Discontinue Coal Burning at Blount in 2011

At the end of 2011, we will discontinue all coal use at Blount and retire the oldest, least-efficient part of the facility, 90 out of 190 megawatts. The plant will continue operating on natural gas as an important local generation asset serving the Madison area as needed.

Secure Replacement Energy and Capacity

MGE will secure replacement energy and capacity from purchase and/or investment in new, clean-coal facilities to ensure a reliable, affordable mix of energy sources. There are new, state-of-the-art coal plants being built in Wisconsin and elsewhere in the Midwest. Energy from these new plants will be cost-effective for customers, with power costs and emissions among the lowest of new plants being constructed. Additional transmission improvements will be needed to reliably and cost-effectively meet customer needs and deliver these replacement resources.

Add Renewable Resources

MGE will secure additional wind resources. We will also continue to add solar and biomass to our renewable portfolio as specific projects develop.

Increase Energy Efficiency and Conservation

In 2006, we will begin a new two-year energy efficiency initiative that will encourage every MGE customer to increase their commitment to efficiency and conservation. Our initiative will touch every customer with opportunities to advance efficiency in their energy use.

Offer New Innovative Pricing Options

Beginning in 2006, MGE will pilot several new innovative pricing programs to give customers greater choice and control. The options will give customers greater incentives for reducing or shifting their energy use.

Demonstrate New Technologies

In 2006, we will begin adding electricity to our generation mix from two new demonstration projects. Our Landfill Gas-to-Energy project will test the application of an innovative Stirling engine to generate electricity from landfill gas. In addition, together with Virent Energy Systems, in 2006 we will give customers the first electricity in the world to be made from sugar-based, hydrogen-fueled generation.

Additional Initiatives

Other initiatives to achieve our community energy plan in 2015 will be rolled out as developed.

CONDITIONS AND PREREQUISITES

MGE’s comprehensive Energy 2015 Plan is conditioned on several important assumptions. We must successfully secure the new and replacement energy needed to substantially reduce output from Blount in 2011 and yet continue to meet this community’s growing energy needs. We must receive favorable regulatory treatment for our initiatives. Transmission capacity into Dane County needs to be substantially improved to allow us to import greater amounts of the reliable, affordable energy this community requires. Customer growth in energy use cannot exceed our forecasts. Most importantly, we must receive strong community support for Energy 2015 as a comprehensive package.

Blount Generating Station Fact Sheet

Over the years, Blount Generating Station has been a long-standing “workhorse” in MGE’s fleet of facilities to meet customer needs for electricity. Blount burns coal, natural gas, and alternative fuels and currently has over 90 employees. MGE has a long history of taking steps to improve Blount’s environmental performance. Most recently, we upgraded our environmental management system and in 2004 became the first ISO 14001-certified power plant in Wisconsin.

Of the electricity MGE customers use, only 20% is actually produced within Dane County-of that, roughly half comes from Blount and half from the West Campus Cogeneration Facility.

Retirement of Coal at Blount

By the end of 2011, MGE will discontinue all burning of coal at Blount. We will also at that time retire the oldest, least-efficient part of the plant. This is the 825-pound steam pressure system and represents 90 of the plant’s 190-megawatt capability. We will continue to burn natural gas on the remaining boilers which operate at 1,250-pound steam pressure and are the newer parts of the plant.

Reasons for the 2011 Coal Retirement

Blount currently meets all environmental regulations that apply to it and is within attainment on all emissions. Nonetheless, the facility is very old. Blount’s overall emissions are among the lowest in the state, but some of its emission rates are among the highest. While we have taken many voluntary steps at Blount to go beyond compliance, there are new environmental regulations on the horizon that will require steep cuts in the plant’s emissions. Significant changes need to be made to meet the new federal Clean Air Interstate Rule by 2015 and the Clean Air Mercury Rule by 2018.

For the last two years, we have analyzed numerous options to achieve significant future reductions in Blount’s emissions. New controls would require substantial capital investments and significant new equipment that would need to be located within the Blount facility footprint. We evaluated options in terms of their cost-effectiveness for customers, their ability to achieve environmental benefits, and their feasibility for the existing Blount site and equipment. At a certain point, making substantial new investments in a very old facility is not a sound economic choice when other alternatives are available. Our decision represents the best option for meeting all future regulations for emission reductions while providing affordable electricity for our customers.

Because Blount does provide critical energy for this community, we need to secure replacement coal power if we are to reduce its use. The timing of the new federal regulations combined with the timing of acquiring replacement resources and the timing of new transmission access make 2011 the workable date to end the burning of coal.

Labor Implications

This decision does have implications for our workforce. The number of employees necessary to run a facility on natural gas is significantly less than the number of employees required for an operation that burns coal. We anticipate that once we end coal burning in 2011, our need for employees will drop from about 96 to 26 employees.

MGE is giving an unprecedented lead time to notice a facility change of this kind, and we are announcing our intentions now to provide the greatest flexibility for affected employees. MGE will be fair and reasonable with our employees. We will work hard to minimize the number of actual layoffs by taking advantage of normal attrition.

Environmental Implications

Ending coal burning at Blount will bring significant environmental benefits. Mercury, sulfur dioxide, and fine particulate air emissions will be virtually eliminated. Nitrogen oxide and carbon dioxide emissions will be substantially reduced and will be due strictly to the burning of natural gas.

During the remaining years of coal burning, MGE will continue to participate in the Dane County Clean Air Coalition-of which we were a founding member. On Clean Air Action Days, we respond by limiting Blount operations and/or switching its fuel from coal to gas.

Conditions/Prerequisites

To be positioned to end coal use at Blount in 2011, several conditions must be met. MGE must have successfully secured a contract or new plant for replacement coal power beginning in 2011. We must receive all regulatory approvals necessary. The new Oak Creek coal power plant must be successfully completed. Transmission capability into and within Dane County must be significantly strengthened to allow for more energy to flow into this area. In addition, future customer use must not exceed our forecasted projections.

History of Blount Environmental Improvements and Performance

Since the late 1990s, MGE has invested $10 million to improve Blount’s environmental footprint and efficiency. Improvements include:

1.

An enclosed coal conveyor system that replaced the clamshell cranes and controls airborne coal dust.

2.

An upgraded ash removal system that controls dust that would be generated while transporting ash.

3.

A 34-foot wall enclosing the coal yard that controls dust blowing from the coal pile.

4.

State-of-the-art electronic boiler controls and retrofitted burners that improved the plant’s efficiency and combustion, reducing nitrogen oxide emissions.

5.

The type of coal burned and alternate fuels have lowered Blount’s emission rates for nitrogen oxide, sulfur dioxide, and mercury.

In 2002, MGE signed an Environmental Cooperative Agreement (ECA) with the Wisconsin DNR for Blount. Under the ECA, MGE agreed to pursue goals that would reduce waste, improve air emissions, and save natural resources at Blount.